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                                   EXHIBIT 20


FOR IMMEDIATE RELEASE

Contact:  Casa Ole Restaurants, Inc.
          Louis P. Neeb
          (972) 934-1928


                           Casa Ole Restaurants, Inc.
                 Change in Fiscal Year & Inside Stock Purchase
                                 (NASDAQ:CASA)

Houston, Texas (December 16, 1997)--Casa Ole Restaurants, Inc. (the "Company") today announced that it will change the Company's fiscal year from fiscal year ending on the last Friday in December to a fiscal year ending on the Sunday nearest December 31st. To accommodate this fiscal year-end change the Company's 1997 fiscal year-end is also being changed from Friday, December 26, 1997, to Sunday, December 28, 1997. In addition the Company will change its fiscal quarters, beginning in 1998, to four thirteen week quarters. The purpose of these changes is to adopt a quarterly schedule that more closely patterns calendar quarters. This will synchronize the accounting periods of Casa Ole Restaurants, Inc. and Monterey's Acquisition Corporation, which was purchased by the Company on July 2, 1997. Furthermore, management feels that a weekly Sunday close allows for greater management focus.

The Company also announced today that the Chief Executive Officer, certain officers and directors, and affiliates of directors purchased a total of 54,200 shares of Casa Ole Restaurants, Inc. stock on December 5, 1997.

Casa Ole Restaurants, Inc. operates and franchises 80 Mexican restaurants featuring certain elements associated with the casual dining experience. The current system includes 31 franchised Casa Ole's and 49 Company-owned units (two of which is a Market Partner restaurant), comprised of 43 neighborhood Mexican restaurants (22 Casa Ole's and 21 Monterey's Tex-Mex Cafes) and six casual dining Mexican restaurants (two Little Mexico's and four Tortuga's).






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